Exhibit 99.1


                       Reckson Service Industries, Inc.
                             225 Broadhollow Road
                          Melville, New York  11747
June 2, 1998

Dear Stockholder:

   Reckson Service Industries, Inc. ("RSI") is pleased to inform you that it is proceeding with a rights offering (the "Rights Offering") in which you may participate. RSI is distributing to its stockholders non-transferable subscription rights (the "Rights") to purchase shares of its Common Stock. Each initial RSI common stockholder will receive one Right for each share of RSI Common Stock so held.

   RSI's purposes for the Rights Offering include: (i) funding certain organizational and start-up costs and short-term losses; (ii) providing sufficient initial equity capital for pursuing its business objectives; and
(iii) providing capital towards meeting organized trading requirements.

Summary of Terms of the Rights Offering

   RSI has been formed primarily to identify and acquire interests in operating companies that engage in businesses that provide services for occupants of office, industrial and other property types that Reckson Associates Realty Corp. ("Reckson") may not be permitted to provide under Federal tax laws applicable to a real estate investment trust ("REIT") or that have not traditionally been performed by Reckson. RSI will also pursue real estate or real estate-related investment opportunities through Reckson Strategic Venture Partners, LLC, a fund created as a "research and development" vehicle for Reckson.

   The basic terms of the Rights Offering are as follows:

Each Right entitles holders to purchase either one share of RSI Common Stock or, at their election, four additional shares of RSI Common Stock.

     HOLDERS WILL NOT BE PERMITTED TO PURCHASE MORE THAN ONE SHARE, AND LESS THAN FIVE SHARES, OF RSI COMMON STOCK.

     The Exercise Price for the RSI Common Stock is $1.03 per share.

     Subscriptions are irrevocable once made.

     The Rights are not transferable

     The Rights are exercisable from June 11, 1998 through June 29, 1998.

     THE RIGHTS MAY NOT BE EXERCISED AFTER 5:00 P.M., EASTERN TIME, ON JUNE 29, 1998. NOTE: BROKERS, DTC OR OTHER RECORD HOLDERS MAY ESTABLISH DEADLINES FOR RECEIVING INSTRUCTIONS FROM BENEFICIAL HOLDERS WELL IN ADVANCE OF JUNE 29, 1998.

     A more detailed description of the Rights Offering is contained in the enclosed Prospectus, which you should read and consider in its entirety prior to deciding whether or not to participate in the Rights Offering.

Enclosures

   You will find enclosed a Prospectus describing the Rights Offering and, if your shares of RSI Common Stock are held in your name and you are located in the United States, a Subscription Certificate representing Rights to purchase RSI Common Stock as well as related instructions. If you are located anywhere outside the United States (except the United Kingdom), you will find instead an International Holder Subscription Form and related instructions. You should carefully review the enclosed Prospectus and, if applicable, the other enclosed materials.

Exercise of Rights

   If your shares of Reckson Common Stock are held in your name and you are located in the United States, you should follow the enclosed instructions as to the exercise of the Rights represented by the enclosed Subscription Certificate.

   If you are located outside the United States (except the United Kingdom), you should follow the enclosed instructions as to the completion of the International Holder Subscription Form. If your shares of RSI Common Stock are held in your name and you are located in the United Kingdom, you should contact __________________ at the international address indicated below if you are interested in participating in the Rights Offering. If your shares of RSI Common Stock are held in the name of a nominee such as a broker, you should contact the nominee and provide instructions as to the exercise of the Rights.

Additional Information

   You may obtain additional information concerning the Rights Offering from the following sources:


United States                   International

     Information is also available from the subscription agent:

          American Stock Transfer & Trust Company
          40 Wall Street
          New York, New York 10005
          telephone:  (718) 921-8200
          telecopier:  (718) 234-5001

     RSI is pleased to  provide you with this  opportunity to participate  in
the Rights Offering.   We  thank you for your support and look forward to our
continuing relationship commenced with your ownership of Reckson.

                              Very truly yours,


                              Scott H. Rechler
                              President and Chief Executive Officer